Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of Nutrition 21, Inc. of our report dated August 31, 2006, on the consolidated financial statements and financial statement schedule included in the Form 10-K of Nutrition 21, Inc. for the year ended June 30, 2006 and our report dated October 31, 2006, on the financial statements of Iceland Health, Inc. included in the Current Report on Form 8-K/A of Nutrition 21, inc. filed on November 8, 2006. We also consent to the references to our Firm under the caption “Experts”.

/s/ J. H. Cohn LLP

Roseland, New Jersey
November 20, 2006